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                                                                   EXHIBIT 10.35


February 28, 2000

Joe Caruso
2017 East Village Oak Lane
Sandy, UT  84092

Dear Joe:

         We are pleased to offer you the position of Vice President of Franchising for Diedrich Coffee. The position will drive all franchising efforts for the Diedrich Coffee concept. As you know, we are currently the second largest specialty coffee company in the United States with plans to expand significantly in the near future. We view this as a growth position and a unique opportunity to help create something really special.

Our offer is as follows:

o BASE SALARY - $2,307.69 per week (paid on a bi-weekly basis) which equates to $120,000 annually at the completion of one full year of employment. Wages are reviewed annually as anniversary dates are reached.

o INCENTIVE/BONUS PLAN - current plan pays 15% of the initial area development fee and $1,000 per store as full size franchisee stores open. Non-traditional sites, carts, kiosks and international sites will be discussed as opportunities present themselves. Awards become payable upon receipt of initial area development fees or the opening of a given location. The plan is not intended to pay for work completed by others (e.g. you do the deal - you receive the reward). In order to be eligible for payment you must be employed when the payment is due.

o STOCK OPTIONS - The Company will issue you options to purchase 20,000 shares of Diedrich Coffee. The strike price of the shares will be the trailing 5 day average of the price of the shares from the day you begin employment. These options vest over 3 years at a rate of 33% per year. The Board reviews issuance of additional stock options annually.

o SIGNING BONUS - a lump sum payment of $10,000, less applicable withholdings, will be made within your initial 30 days of employment. Should you voluntarily leave the Company within 12 months from the effective date of employment, for any reason, you will be responsible for repaying the Company this bonus on a prorated basis.

o VACATION - Based on your experience, you will be entitled to 2 weeks of vacation.

o BENEFITS - You will participate in the company's executive benefits plan. A copy is attached. The benefit program may be modified from time to time.

o   401(K) PARTICIPATION based on current eligibility criteria

o RELOCATION - The Company will pay for all reasonable relocation expenses to the Irvine area (e.g. house hunting (2 trips), real estate fees, professional movers, closing costs, agreed on duplicate living expenses, 1.5 points on new loan origination, license/hook-up fees etc.). Additionally, the Company will address tax implications associated with the relocation. Should you voluntarily leave the Company within 12 months from the effective date of employment, for any reason, you will be responsible for repaying the Company this reimbursement on a prorated basis.

o TEMPORARY HOUSING - the company will pay reasonable expenses to temporarily housing for you during your transition up to a maximum of 4 months. This is to be reviewed if necessary after 90 days. The Company will consider reasonable extension as necessary.

o EMPLOYMENT AT WILL - you may resign at any time and Diedrich Coffee may terminate at any time, with or without cause or notice.

o TERMINATION NOT FOR CAUSE - Should your employment be terminated for reasons other than cause (cause meaning willful misconduct, repeated failure to perform duties, fraud or dishonesty, felonious, or criminal acts), you will be entitled to a one-time payment equal to six month's salary.

o   POSITION REPORTS directly to the Chief Executive Officer of Diedrich Coffee

o   START DATE on or before April 17, 2000.



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We look forward to your early response as part of our team and feel you will enjoy Orange County as a great place to work and live. Please confirm your acceptance of this offer by signing and returning an executed copy to Matt Kimble.

Very truly yours,


/s/ TIM RYAN
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Tim Ryan
Chief Executive Officer

I accept the position of Vice President of Franchising, Diedrich Coffee on the above terms and conditions.


/s/ JOE CARUSO
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Joe Caruso                                  Date